EXHIBIT 16.4





                            Joan R. Staley, CPA, P.A.
                               2920 S.W. Mapp Road
                               Palm City, FL 34990
                                 (561) 221-1273


February 15, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Clements Golden Phoenix Enterprises, Inc.

Ladies and Gentlemen:

We have read Item 4(a) of the amended Form 8-K dated February 15, 2001 of Clements Golden Phoenix Enterprises, Inc. and are in agreement with the statements contained therein. During the Registrant's most recent fiscal year and in any subsequent interim period preceding the date of our resignation as the Registrant's certifying accountants, there were no disagreements between our firm and the Registrant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. No report on the financial statements of the Registrant for the past year prepared by our firm contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.


Yours truly,

/s/ Joan Staley CPA, P.A.
-------------------------
Joan R. Staley CPA, P.A.